Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors Penske Automotive Group Inc:

We consent to the incorporation by reference in the registration statements No. 333-105311, 333-14971, 333-26219, 333-50816, and 333-61835 on Form S-8 and Registration Statement No. 333-134170 on Form S-3ASR of Penske Automotive Group, Inc. of our report dated February 25, 2008, with respect to the consolidated balance sheets of UAG UK Holdings Limited as of December 31, 2007 and 2006, the related consolidated statements of income, stockholder’s equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2007, the related financial statement schedule (none of either the aforementioned financial statements or the related financial statement schedule are presented separately therein) and the effectiveness of internal control over financial reporting as of December 31, 2007. Our report includes an explanatory paragraph relating to the Company electing application of Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”,

/s/ KPMG Audit Plc

Birmingham, United Kingdom
February 25, 2008